Immediate Release
                                                                                                Contact   Mary Brevard:  (248) 754-0881
                                                                                                                                                    Ken Lamb:  (248) 754-0884

BORGWARNER POSTS RECORD THIRD QUARTER SALES AND EARNINGS
REFINES FULL YEAR GUIDANCE TO THE HIGH END OF THE RANGE

Auburn Hills, Michigan, October 25, 2007– BorgWarner Inc. (NYSE: BWA) reported record third quarter sales and earnings for 2007. Strong demand for fuel-efficient engine and drivetrain technology around the world boosted results.

Third Quarter Highlights:
•	Record third quarter sales of $1,313.6 million, up 24% from third quarter 2006 and up 18% excluding the impact of currency
•
U.S. GAAP earnings of $1.41 per diluted share. For comparison with other quarters, third quarter earnings included statutory-related tax account adjustments, which increased earnings $0.28 per diluted share in the quarter. Excluding the impact of the tax account adjustments, third quarter 2007 earnings were a record $1.13 per diluted share, up 47% excluding a restructuring charge and gain from a divestiture recorded in third quarter 2006

•	Operating income margin of 7.5% versus 5.7% reported in third quarter 2006, or 6.3% excluding a restructuring charge and gain from a divestiture recorded in third quarter 2006
•
The company has refined its 2007 full year earnings guidance to $4.73 to $4.83 per diluted share, which excludes the favorable impact of third quarter 2007 tax account adjustments, and is at the high end of the previous guidance range

Comment and Outlook:“BorgWarner experienced sales growth in every region of the world and in every major product family,” said Tim Manganello, Chairman and CEO.  “Sales outside of the U.S. grew 23%, excluding the impact of currency, compared with vehicle production outside of the U.S. that was up 7%. Sales in our U.S. operations were up a solid 10% outpacing domestic vehicle production in the U.S., which was up only 3%. Global powertrain technology trends toward improved fuel economy, lower emissions and better vehicle performance, continued to drive growth for our company. Our technology leadership, global presence and customer diversity have been key elements in the successful execution of our growth strategy.”

“Furthermore, our intense focus on costs, including the restructuring of our North American operations in the second half of 2006, has helped us improve our margins.”

Due to strong third quarter performance, the company has refined its 2007 full year earnings guidance range to $4.73 to $4.83 per diluted share, which is at the high end of its previous guidance range. This guidance range includes the negative impact of a $0.17 per diluted share warranty-related charge recorded in first quarter 2007 and excludes the $0.28 per diluted share favorable impact of tax account adjustments recorded in third quarter 2007.

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Financial Results:  Sales were $1,313.6 million in third quarter 2007, up 24% from $1,059.8 million in third quarter 2006.  The impact of foreign currencies, primarily the Euro, increased sales by $59.7 million, or 6%, in third quarter 2007 compared with the same period in 2006. Net income in the quarter was $83.2 million, or $1.41 per diluted share, compared with $39.2 million, or $0.68 per diluted share in third quarter 2006. Third quarter 2007 included a net gain of $16.7 million, or $0.28 per diluted share, related to tax account adjustments, primarily due to a change in the statutory tax rate in Germany. Third quarter 2006 included a gain related to a previous divestiture of $0.06 per diluted share, and a charge related to restructuring activities in North America of $(0.15) per diluted share. The impact of foreign currencies, primarily the Euro, increased net income by $3.5 million, or $0.06 per diluted share, in third quarter 2007 compared with the same period in 2006.

Sales were $3,955.7 million in the first nine months of 2007, up 17% from $3,383.7 million in the first nine months of 2006. The impact of foreign currencies, primarily the Euro, increased sales by $171.0 million, or 5%, in the first nine months of 2007 compared with the same period in 2006. Net income was $217.3 million in the first nine months of 2007, or $3.69 per diluted share, compared with $170.7 million, or $2.95 per diluted share in the first nine months of 2006. The first nine months of 2007 included a net gain of $16.7 million, or $0.28 per diluted share, related to tax account adjustments, primarily due to a change in the statutory tax rate in Germany. The first nine months of 2006 included a gain related to a previous divestiture of $0.06 per diluted share, and a charge related to restructuring activities in North America of $(0.15) per diluted share. The impact of foreign currencies, primarily the Euro, increased net income by $9.0 million, or $0.15 per diluted share, in the first nine months of 2007 compared with the same period in 2006.

Operating income was $98.3 million, or 7.5% of sales, in third quarter 2007 versus $60.6 million, or 5.7% of sales, in third quarter 2006. Third quarter 2006 operating income was 6.3% of sales excluding the impact of the net gain from a divestiture and the North American restructuring charge. Research and development spending was $49.1 million in the quarter versus $46.2 million in 2006.

Net cash provided by operating activities was $366.1 million in the first nine months of 2007 versus $270.7 million in the first nine months of 2006. Investments in capital expenditures, including tooling outlays, totaled $194.6 million for the first nine months of 2007, compared with $191.9 million for the same period in 2006. The company repurchased $37.8 million of common stock during the first nine months of 2007.

Balance sheet debt decreased by $119.6 million at the end of third quarter 2007 compared with the end of 2006.
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The following table reconciles the Company's non-U.S. GAAP amounts included in the press release to the most directly comparable U.S. GAAP amounts and is provided for comparisons with other results:

Net earnings per share – diluted	Third Quarter		First Nine Months
	2007	2006	2007	2006

Non-U.S. GAAP:	$1.13	$0.77	$3.41	$3.04

Reconciliations:

Net gain from divestiture		0.06		0.06

North American restructuring charge		(0.15)		(0.15)

Adjustments to tax account	0.28		0.28
U.S. GAAP	$1.41	$0.68	$3.69	$2.95

Engine Group Results:  Engine Group third quarter 2007 sales were up 27% versus third quarter 2006 to $933.9 million, while earnings before interest and income taxes were up 33% to $100.9 million. Sales outside of the U.S. were up 24% excluding the impact of foreign currencies, as the group continued to benefit from European and Asian automaker demand for turbochargers, timing systems, thermal management products and emissions products. Sales in the U.S. were up 12% primarily due to higher sales of turbochargers and emissions products. In the quarter, nickel-related costs were less of an impact than in previous quarters and were approximately $3 million higher than third quarter 2006.

Drivetrain Group Results:  Drivetrain Group third quarter 2007 sales were up 17% versus third quarter 2006 to $387.2 million, while earnings before interest and income taxes were up 103% to $26.8 million. Sales outside of the U.S. were up 11%, excluding the impact of foreign currencies and the acquisition of the European transmission and engine solenoid product lines from Eaton Corporation, as the group continued to benefit from increased demand for dual-clutch transmission and torque transfer products. Sales in the U.S. were up 8% primarily due to higher sales of torque transfer products. Segment earnings in the quarter were up due to the incremental income on higher sales and the impact of the North American restructuring actions taken in the second half of 2006.

Recent Highlights:  BorgWarner Turbo & Emissions Systems launched its variable turbine geometry (VTG™) turbocharger, which improves the fuel economy, emissions and performance, on the Hyundai Grand Starex. It was the sixth new VTG™ product launch in Asia in the past three years.

BorgWarner Morse TEC Japan received an award for outstanding quality from Daihatsu during the OEM’s annual supplier meeting. BorgWarner maintained consistently high levels of quality despite significantly increased production volumes. Of over 200 suppliers, BorgWarner was one of nine to receive the award.

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BorgWarner was recognized by Nissan North America as one of three suppliers to earn its highest honor, the Regional Supplier Quality Award. The award was presented jointly to BorgWarner Morse TEC in Ithaca, New York, which supplies timing chains, and BorgWarner Thermal Systems in Fletcher, North Carolina, which produces fan assemblies.

BorgWarner TorqTransfer Systems has been selected by Chery Automobile Company as the driveline system integrator for a new all-wheel drive SUV, which will also feature BorgWarner’s patented NexTrac™ technology along with BorgWarner control systems. The combined technologies produce outstanding stability and traction, promote better fuel economy as a result of optimized weight and higher efficiency compared with competitive products, and work in cooperation with other vehicle stability systems, including anti-lock brakes and electronic stability programs. As a driveline integrator, BorgWarner will specify system requirements and coordinate design and execution to provide a competitive edge in the marketplace.

The all-new 2008 Cadillac CTS, launched this past summer, offers BorgWarner’s all-wheel drive (AWD) technology as optional equipment for the first time. The new InterActive Torque Management Transfer Case (ITM® tc) system uses sophisticated controls and algorithms to augment vehicle handling and traction by optimally using grip at both the front and rear wheels. In addition, the ITM® tc system uses BorgWarner’s Vehicle Dynamics Control (VDC) software, which is designed to work in cooperation with other vehicle systems like anti-lock brakes and electronic stability programs to further improve traction, stability, and performance.

BorgWarner announced that it expects production of its dual-clutch transmission modules to increase 500% over the next six years, a key driver of the company’s growth. At full-launch of announced programs under contract in 2012-2013, the company will be providing its innovative DualTronic® technology to an expected 2.3 million dual-clutch transmissions per year. Fewer than 450,000 dual-clutch transmissions a year are produced today, all of which have BorgWarner modules.

At 9:30 a.m. ET today, a brief conference call concerning third quarter results will be webcast at: http://www.borgwarner.com/invest/webcasts.shtml.

Auburn Hills, Michigan-based BorgWarner Inc. (NYSE: BWA) is a product leader in highly engineered components and systems for vehicle powertrain applications worldwide.  The FORTUNE 500 company operates manufacturing and technical facilities in 64 locations in 17 countries.  Customers include VW/Audi, Ford, General Motors, Toyota, Hyundai/Kia, Daimler, Renault/Nissan, Chrysler, Navistar International, Fiat, BMW, Honda, PSA, and Caterpillar. The Internet address for BorgWarner is: http://www.borgwarner.com.

Additional Important Information

Statements contained in this news release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management's current expectations, estimates and projections. Words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond the control of the Company, that could cause actual results to differ materially from those expressed, projected or implied in or by the forward-looking statements. Such risks and uncertainties include: fluctuations in domestic or foreign automotive production, the continued use of outside suppliers by original equipment manufacturers, fluctuations in demand for vehicles containing the Company's products, general economic conditions, as well as other risks detailed in the Company's filings with the Securities and Exchange Commission, including the Risk Factors identified in its most recently filed annual report on Form 10-K. The Company does not undertake any obligation to update any forward-looking statement.

Financial Tables Follow

BorgWarner Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(millions of dollars, except per share data)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Net sales	$1,313.6	$1,059.8	$3,955.7	$3,383.7
Cost of sales	1,084.9	876.5	3,263.5	2,746.0
Gross profit	228.7	183.3	692.2	637.7

Selling, general and administrative expenses	134.1	116.8	396.0	370.6
Restructuring expense	-	11.5	-	11.5
Other income	(3.7)	(5.6)	(5.6)	(6.8)
Operating income	98.3	60.6	301.8	262.4

Equity in affiliates' earnings, net of tax	(9.9)	(7.8)	(27.9)	(26.3)
Interest expense and finance charges	8.4	9.5	26.6	28.8
Earnings before income taxes and minority	99.8	58.9	303.1	259.9
interest

Provision for income taxes	10.9	13.9	65.8	70.2
Minority interest, net of tax	5.7	5.8	20.0	19.0

Net earnings	$83.2	$39.2	$217.3	$170.7

Earnings per share - diluted	$1.41	$0.68	$3.69	$2.95

Weighted average shares outstanding -
Diluted (in millions)	59.0	58.0	58.9	57.9

Supplemental Information (Unaudited)
(millions of dollars)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Capital expenditures, including tooling outlays	$72.1	$46.4	$194.6	$191.9

Depreciation and amortization:
Fixed assets & tooling	$59.5	$56.1	$177.3	$173.6
Other	4.3	3.5	12.6	10.1
	$63.8	$59.6	$189.9	$183.7

BorgWarner Inc.
Net Sales by Operating Segment (Unaudited)
(millions of dollars)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Engine	$933.9	$736.4	$2,783.4	$2,314.3

Drivetrain	387.2	330.1	1,196.9	1,093.4

Inter-segment eliminations	(7.5)	(6.7)	(24.6)	(24.0)

Net sales	$1,313.6	$1,059.8	$3,955.7	$3,383.7

Segment Earnings Before Interest and Income Taxes (Unaudited)
(millions of dollars)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2007	2006	2007	2006
Engine	$100.9	$76.1	$294.5	$267.8

Drivetrain	26.8	13.2	87.8	64.5

Segment earnings before interest and income taxes ("Segment EBIT")	127.7	89.3	382.3	332.3

Corporate expenses, net of equity in affiliates' earnings	19.5	9.4	52.6	32.1

Consolidated earnings before interest and taxes ("EBIT")	108.2	79.9	329.7	300.2

Restructuring expense	-	11.5	-	11.5

Interest expense and finance charges	8.4	9.5	26.6	28.8

Earnings before income taxes & minority interest	99.8	58.9	303.1	259.9

Provision for income taxes	10.9	13.9	65.8	70.2
Minority interest, net of tax	5.7	5.8	20.0	19.0

Net earnings	$83.2	$39.2	$217.3	$170.7

BorgWarner Inc.
Condensed Consolidated Balance Sheets
(millions of dollars)
	(Unaudited)
	September 30, 2007	December 31, 2006
Assets
Cash	$137.4	$123.3
Marketable securities	38.9	59.1
Receivables, net	870.1	744.0
Inventories, net	450.9	386.9
Other current assets	138.3	124.2
Total current assets	1,635.6	1,437.5

Property, plant and equipment, net	1,524.9	1,460.7
Other non-current assets	1,693.7	1,685.8
Total assets	$4,854.2	$4,584.0

Liabilities and Stockholders' Equity

Notes payable and current portion of long-term debt	$37.1	$151.7
Accounts payable and accrued expenses	963.2	843.4
Income taxes payable	33.9	39.7
Total current liabilities	1,034.2	1,034.8

Long-term debt	564.4	569.4
Other non-current liabilities	891.6	942.3

Minority interest in consolidated subsidiaries	169.2	162.1

Stockholders' equity	2,194.8	1,875.4

Total Liabilities and Stockholders' Equity	$4,854.2	$4,584.0

BorgWarner Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(millions of dollars)
	Nine Months Ended
	September 30,
	2007	2006
Operating
Net earnings	$217.3	$170.7
Non-cash charges (credits) to operations:
Depreciation and amortization	189.9	183.7
Restructuring expense	0.0	11.5
Deferred income tax benefit	(27.0)	(1.6)
Other non-cash items	20.8	23.7
Net earnings adjusted for non-cash charges (credits) to operations	401.0	388.0
Changes in assets and liabilities	(34.9)	(117.3)
Net cash provided by operating activities	366.1	270.7

Investing
Capital expenditures, including tooling outlays	(194.6)	(191.9)
Net proceeds from asset disposals	7.2	5.8
Purchases of marketable securities	(12.8)	(41.6)
Proceeds from sale of marketable securities	36.3	14.1
Payments for business acquired, net of cash acquired	-	(64.4)
Net cash used in investing activities	(163.9)	(278.0)

Financing
Net decrease in notes payable	(117.0)	(56.6)
Net change in long-term debt	(3.8)	72.5
Payment for purchase of treasury stock	(37.8)	0.0
Dividends paid to BorgWarner shareholders	(29.6)	(27.5)
Dividends paid to minority shareholders	(16.0)	(16.2)
Proceeds from stock options exercised	34.5	11.2
Net cash used in financing activities	(169.7)	(16.6)
Effect of exchange rate changes on cash	(18.4)	1.2
Net increase (decrease) in cash	14.1	(22.7)
Cash at beginning of year	123.3	89.7
Cash at end of period	$137.4	$67.0